Exhibit 99.1
Evoqua Water Technologies Appoints Julia Sloat to its Board of Directors

PITTSBURGH-- Evoqua Water Technologies (NYSE: AQUA), an industry leader in mission-critical water treatment solutions, today announced the appointment of Julia (Julie) Sloat to its Board of Directors. Ms. Sloat will serve as an independent director and a member of the company’s Audit Committee.

“We are pleased to welcome Julie to our Board of Directors,” said Ron Keating, Evoqua’s Chief Executive Officer. “Julie brings a wealth of relevant and strong leadership in corporate finance, investor relations, and utility operations. With her experience in the power market, having served as the chief financial officer of a public company in this vertical, I look forward to her insights and deep knowledge to help position Evoqua for continued growth and success.”

Ms. Sloat currently serves as Executive Vice President and Chief Financial Officer of American Electric Power Company, Inc. (“AEP”), an electric public utility holding company. Prior to serving in this role, Ms. Sloat served in other leadership positions in the Utility Operating Company as well as Finance and Regulatory Services Departments of AEP and its subsidiaries, including as Senior Vice President - Treasury and Risk (2019 to 2020), President and Chief Operating Officer of AEP Ohio (2016 to 2018), Senior Vice President and Treasurer (2013 to 2016), and Vice President – Regulatory Case Management (2009 to 2012). From 2008 to 2009, Ms. Sloat served as Vice President – Corporate Finance and Investor Relations, at Tween Brands, Inc., which operated specialty retail brands for girls aged 7 to 14. From 1999 to 2008, Ms. Sloat held investor relations positions with increasing responsibility at AEP, serving as Treasurer and Vice President – Investor Relations, immediately before joining Tween Brands, Inc.

Additionally, Ms. Sloat has served on the boards of directors of Park National Corporation (“Park”), a financial holding company, where she was a member of the compensation committee and the risk committee, and Park’s bank subsidiary, Park National Bank, from 2015 to 2021. Currently, Ms. Sloat serves as the chairperson of the James Cancer Hospital Foundation board and as a board member for the Central Ohio Transit Authority and Pelotonia. She earned an MBA and a BS in Business Administration with a double major in Finance and Economics from The Ohio State University.

About Evoqua Water Technologies
Evoqua Water Technologies is a leading provider of mission-critical water and wastewater treatment solutions, offering a broad portfolio of products, services, and expertise to support industrial, municipal, and recreational customers who value water. Evoqua has worked to protect water, the environment, and its employees for more than 100 years, earning a reputation for quality, safety, and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, the company operates in more than 150 locations across ten countries. Serving more than 38,000 customers and 200,000 installations worldwide, our employees are united by a common purpose: Transforming Water. Enriching Life.® To learn more, visit www.evoqua.com.

Contact:
Evoqua Water Technologies

Media
Sarah Brown, 506-454-5495 (office)

Exhibit 99.1
sarah.brown@evoqua.com

Investors
Dan Brailer, 724-720-1605 (office)
412-977-2605 (mobile)
dan.brailer@evoqua.com